LICENSE AGREEMENT

THIS LETTER OF AGREEMENT is made as of January 13, 2000.

BETWEEN:

USA VIDEO INTERACTIVE CORP.
of 70 Essex Street
Mystic, CT 06355
("USA")

OF THE FIRST PART

AND:

URBANA.CA, INC.
19 Concession Street
Cambridge, Ontario
Canada N1R 2G6
("URBANA")

OF THE SECOND PART

AND:

EAGLE WIRELESS
101 Courageous Dr.
League City, TX 77573
("EAGLE")

OF THE THIRD PART

WHEREAS:

A. USA has USA Video-on-DemandT and Wavelet technologies that can enhance delivery of video/audio via the Internet and other systems, and expertise in designing and installing video solutions; and

B.  USA has a patented store and forward Video-on-Demand technology;
and

C. Eagle is a leading supplier of electronic equipment in the Set-Top Box and Internet access product markets; and

D. Urbana.ca, Inc. is an e-commerce, transaction and content company that creates Intranet and Internet-based systems in conjunction with local area governments and high profile corporations.

NOW THEREFORE, in view of the premises and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby covenant and agree as follows:

1. EAGLE and URBANA have entered into an agreement whereby EAGLE will produce set-top boxes to URBANA with specifications detailed by URBANA.

2. EAGLE will embed into these URBANA set-top boxes the USA Wavelet compression technology; USA will provide technical assistance as required.

3. USA will license limited use of its patented Video-on-Demand technology and its Wavelet technology to EAGLE and URBANA for two dollars and fifty cents ($2.50USD) per set-top box. Use will be limited to decoding Wavelet-compressed data, and utilizing Video-on-Demand and Internet video data received by the set-top box as part of the deployments contracted by URBANA. Any other use of the USA's patented Video-on-Demand or Wavelet technology is prohibited.

4. The set-top boxes that have incorporated USA technology will be labelled as such, via a logo/icon either individually or with those of URBANA and/or EAGLE.

5. USA will provide Wavelet-equipped video servers and other equipment required by URBANA at competitive prices.

6. USA will provide site licenses for Wavelet encoding in its servers to EAGLE and URBANA at rates discounted by twenty percent (20%).

7. USA will provide content to URBANA as required and at competitive rates. This content can include, but not be limited to educations, entertainment, sports, etc.).

8. URBANA will include the above-specified USA technologies in a planned order for Q1 2000 of 50,000 set-top boxes.

9. Upon successful implementation of the first order, URBANA will work with and purchase from USA additional technologies, licensing and equipment for deployment in locations to be determined by URBANA.

10. USA can provide additional functionalities such as Video Email, Video Conferencing, Video Zooming and other technologies. Each of these functionalities will be negotiated in separate contacts as required, but are not included in this contract.

11. USA will provide EAGLE and URBANA with technical and other services as required at mutually agreed upon rate to be determined.

12. EAGLE and URBANA and USA will publicize and otherwise promote this contract and ongoing relationships as appropriate. There will be mutual review and approval of press releases and other publicity regarding these projects and relationships.

13. USA and EAGLE and URBANA will explore additional means of working together for worldwide distribution of specific products and services.

14. The parties hereto agree that this Agreement does not restrict either party from entering into a similar agreement with any other party.

15. The employees of USA or EAGLE and URBANA shall not be deemed to be employees of the other party. Neither party shall be authorized to obligate or bind, in any manner, the other party to any contract, affirmation, representation, warranty or other obligation concerning the sale of services, or to act in the name of the other party.

16. Neither party shall, in any event, be liable to the other party for any indirect, special, incidental or consequential damages, including, but not limited to, loss of revenue, cost of capital, loss of business reputation or opportunity arising from the good faith performance of this Agreement.

17. Unless terminated earlier as provided herein, the term of this Agreement shall commence on the date first set forth above and shall continue in effect for twelve consecutive months (the "Term").
Thereafter, this Agreement will be renewed annually by mutual agreement.

18. This Agreement may be terminated by either party during the Term or any renewal thereafter on 30 days prior written notice to the other party, subject to the terminating party fulfilling all outstanding commitments and obligations thereto.

19. In the event either party has defaulted in its performance of this Agreement, the other party shall provide written notification to the defaulting party of such default. If the defaulting party fails to correct such default within 30 days, the other party, upon written notice to the defaulting party, may terminate this Agreement and recover whatever damages may be recoverable against the defaulting party by operation of law. Any party not being in default has the right to cure the default of the defaulting party.

20. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut. The parties hereto agree to submit to the exclusive jurisdiction of the Courts of Connecticut in the event of a dispute.

21.  This Agreement may be subject to regulatory approval.

USA VIDEO INTERACTIVE CORP.


By: /s/  Anthony J. Castagno
Anthony J. Castagno for
Edwin Molina, President


EAGLE WIRELESS


By: /s/  H. Dean Cubley
H. Dean Cubley, President


URBANA.CA, INC.


By: /s/  Robert S. Tyson
Robert S. Tyson, VP/Director